Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 866-2066
www.sempra.com

Financial Contact:	Glen Donovan
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS
RECORD INCOME FROM CONTINUING
OPERATIONS IN 2007

SAN DIEGO, Feb. 26, 2008 – Sempra Energy (NYSE:  SRE) today reported 2007 income from continuing operations of $1.13 billion, or $4.26 per diluted share, up from $1.09 billion, or $4.17 per diluted share, in 2006.

Income from continuing operations in 2006 included a $204 million gain on asset sales and a fourth-quarter write-down of $221 million on the company’s Argentine utility investments.

Sempra Energy’s 2007 net income was $1.10 billion, or $4.16 per diluted share, compared with 2006 net income of $1.41 billion, or $5.38 per diluted share.  The company’s 2006 results included $315 million in after-tax income from discontinued operations primarily related to asset sales.

Fourth-quarter 2007 net income was $289 million, or $1.10 per diluted share, compared with $125 million, or $0.47 per diluted share, in 2006.

“We are pleased that we achieved record results and exceeded our financial goals in 2007,” said Donald E. Felsinger, chairman and chief executive officer of Sempra Energy.  “In 2008, Sempra Energy will mark its 10th anniversary and we will complete several of our major natural gas infrastructure projects.  We also expect to launch our joint venture with The Royal Bank of Scotland.  This transaction will significantly expand the global footprint of our commodities business, while, at the same time, enable us to raise our dividend and begin our share-repurchase program.”

Revenues for Sempra Energy in 2007 were $11.4 billion, compared with $11.8 billion in 2006, due primarily to lower revenues from commodity operations.  Fourth-quarter 2007 revenues were $3.1 billion, compared with $3.2 billion in the prior year’s quarter.

SUBSIDIARY OPERATING RESULTS

Sempra Utilities

Sempra Utilities – San Diego Gas & Electric (SDG&E) and Southern California Gas Co. (SoCalGas) – had net income of $513 million in 2007, up 12 percent from $460 million in 2006.  The utilities’ fourth-quarter 2007 net income was $105 million, compared with $110 million in 2006.

Net income for SDG&E rose to $283 million in 2007, from $237 million in 2006, due primarily to the favorable resolution of tax issues, and higher electric transmission and generation earnings.   SDG&E’s fourth-quarter 2007 net income was $47 million, compared with $55 million quarterly net income in 2006, primarily due to lower taxes in 2006.

SoCalGas’ 2007 net income increased to $230 million from $223 million in 2006, due primarily to higher operating margin.  Fourth-quarter net income for SoCalGas was $58 million in 2007, compared with $55 million in 2006.

Sempra Commodities

Sempra Commodities’ 2007 net income was $499 million, compared with the prior-year’s net income of $504 million.  Fourth-quarter 2007 net income for Sempra Commodities was $186 million, compared with $214 million in the fourth quarter 2006, primarily due to reduced margins in natural gas.

In the third quarter 2007, Sempra Energy and The Royal Bank of Scotland announced their intention to form a global commodities-marketing joint venture, RBS Sempra Commodities, which will absorb the operations of Sempra Commodities.  The transaction is expected to be completed in April 2008.   RBS will provide the joint venture with all growth capital, credit and liquidity.

Sempra Generation

Sempra Generation’s net income in 2007 was $162 million, compared with $375 million in 2006.  The company’s 2006 net income included $204 million from the sale of its jointly owned Texas power plants.  Fourth-quarter 2007 net income for Sempra Generation was $40 million, compared with $53 million in the fourth quarter 2006, due primarily to higher taxes and a three-month outage at the company’s El Dorado Energy plant in Nevada.

Sempra Pipelines & Storage

Sempra Pipelines & Storage earned $64 million in 2007 net income, compared with a net loss of $165 million in 2006.  In the fourth quarter 2007, Sempra Pipelines & Storage had $14 million in net income, compared with a net loss of $223 million in the fourth quarter 2006.  Both the quarter and full-year results for Sempra Pipelines & Storage in 2006 were impacted by the company’s write-down on its Argentine investments.

REX-West, the western leg of the Rockies Express Pipeline – a joint-venture project of Kinder Morgan Energy Partners, Sempra Pipelines & Storage and ConocoPhilips -- has been put into interim service.  Permitting is underway on the eastern leg of the 1,600-mile transcontinental pipeline project.   During the quarter, the project partners completed a successful non-binding open-season solicitation that could extend the pipeline from its original eastern terminus in Clarington, Ohio, to Princeton, N.J.

Sempra LNG

Sempra LNG recorded a net loss of $46 million in 2007, compared with a net loss of $42 million in 2006.   For the fourth quarter, Sempra LNG’s 2007 net loss was $19 million, compared with $7 million in 2006, due primarily to a mark-to-market loss on an inter-company marketing agreement.

For its Energía Costa Azul receipt terminal in Baja California, Mexico, Sempra LNG expects to receive start-up liquefied natural gas (LNG) cargoes early in the second quarter 2008, with commercial operations beginning later in the same quarter.  Construction on the Cameron LNG receipt terminal in Louisiana is expected to be complete and ready for commercial operations by year-end.

2008 Outlook

Sempra Energy today reaffirmed its prior 2008 earnings-per-share guidance of $3.65 to $3.85.  The 2008 guidance reflects the company’s reduced ownership in the commodity-marketing business when the joint venture with RBS commences, partially offset by the anticipated improved performance at other operating units and the positive impact of the share-repurchase program.

As announced previously, following the close of the transaction with RBS, Sempra Energy intends to increase its quarterly dividend to $0.35, or $1.40 annually, from the current quarterly dividend of $0.32, or $1.28 annually, and maintain a targeted dividend payout ratio of 35 percent to 40 percent of net income.  Additionally, in 2008, Sempra Energy intends to repurchase $1 billion of its common stock, the first phase of its $1.5 billion to $2 billion stock-repurchase program.

Internet Broadcast

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EST with senior management of the company.  Access is available by logging onto the Web site at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering the passcode 3144385.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2007 revenues of more than $11 billion.  The Sempra Energy companies’ 14,000 employees serve more than 29 million consumers worldwide.

Complete financial tables, including income-statement information by business unit, is available on Sempra Energy’s Web site at http://www.sempra.com/downloads/4Q2007.pdf.

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When the company uses words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “would,” ”could,” “should” or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, California State Legislature, California Department of Water Resources, Federal Energy Regulatory Commission, Federal Reserve Board, U.K. Financial Services Authority, and other regulatory bodies in the United States and other countries; capital market conditions, inflation rates, interest rates and exchange rates; energy and trading markets, including the timing and extent of changes in commodity prices; the availability of natural gas, electric power and liquefied natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental, and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the company’s reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov and on the company’s Web site, www.sempra.com.  Sempra LNG and Sempra Pipelines & Storage are not the same companies as the utilities, SDG&E or SoCalGas, and are not regulated by the California Public Utilities Commission.  Sempra Energy Trading, doing business as Sempra Commodities, and Sempra Generation are not the same companies as the utilities, SDG&E or SoCalGas, and the California Public Utilities Commission does not regulate the terms of their products and services.

###

SEMPRA ENERGY
Table A

STATEMENTS OF CONSOLIDATED INCOME

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions, except per share amounts)	2007	2006	2007	2006
	(Unaudited)
Operating revenues
Sempra Utilities	$ 1,859	$ 1,709	$ 7,053	$ 6,899
Sempra Global and parent	1,251	1,536	4,385	4,862
Total operating revenues	3,110	3,245	11,438	11,761

Operating expenses
Sempra Utilities:
Cost of natural gas	721	679	2,763	2,756
Cost of electric fuel and purchased power	203	155	699	721
Sempra Global and parent:
Cost of natural gas, electric fuel and purchased power	357	358	1,302	1,221
Other cost of sales	192	395	988	1,468
Litigation expense	4	13	73	56
Other operating expenses	883	838	2,954	2,814
Depreciation and amortization	172	166	686	657
Franchise fees and other taxes	74	67	295	275
Gains on sale of assets, net	-	(2)	(6)	(1)
Impairment losses	5	6	5	9
Total operating expenses	2,611	2,675	9,759	9,976
Operating income	499	570	1,679	1,785
Other income, net	20	6	81	381
Interest income	10	36	72	109
Interest expense	(68)	(78)	(272)	(351)
Preferred dividends of subsidiaries	(3)	(3)	(10)	(10)
Income from continuing operations before income taxes and
equity in earnings (losses) of certain unconsolidated subsidiaries	458	531	1,550	1,914
Income tax expense	183	180	524	641
Equity in earnings (losses) of certain unconsolidated subsidiaries	13	(222)	99	(182)
Income from continuing operations	288	129	1,125	1,091
Discontinued operations, net of income tax	1	(4)	(26)	315
Net income	$ 289	$ 125	$ 1,099	$ 1,406

Basic earnings per share:
Income from continuing operations	$ 1.12	$ 0.50	$ 4.34	$ 4.25
Discontinued operations, net of income tax	-	(0.02)	(0.10)	1.23
Net income	$ 1.12	$ 0.48	$ 4.24	$ 5.48
Weighted-average number of shares outstanding (thousands)	257,864	258,385	259,269	256,477

Diluted earnings per share:
Income from continuing operations	$ 1.10	$ 0.49	$ 4.26	$ 4.17
Discontinued operations, net of income tax	-	(0.02)	(0.10)	1.21
Net income	$ 1.10	$ 0.47	$ 4.16	$ 5.38
Weighted-average number of shares outstanding (thousands)	262,839	263,429	264,004	261,368
Dividends declared per share of common stock	$ 0.31	$ 0.30	$ 1.24	$ 1.20

As a result of the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage, these operations have been reflected above as discontinued operations in all periods presented.

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in millions)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$ 668	$ 920
Restricted cash	1	4
Accounts receivable, net	1,074	1,035
Income taxes receivable	99	-
Deferred income taxes	247	270
Interest receivable	4	40
Trading-related receivables and deposits, net	2,887	3,047
Derivative trading instruments	3,367	4,068
Commodities owned	2,231	1,845
Inventories	224	215
Regulatory assets	106	193
Other	430	317
Current assets of continuing operations	11,338	11,954
Current assets of discontinued operations	-	62
Total current assets	11,338	12,016

Investments and other assets:
Regulatory assets arising from fixed-price contracts and other derivatives	309	353
Regulatory assets arising from pension and other postretirement
benefit obligations	162	356
Other regulatory assets	460	472
Nuclear decommissioning trusts	739	702
Investments	1,243	1,086
Sundry	956	789
Total investments and other assets	3,869	3,758
Property, plant and equipment, net	14,884	13,175
Total assets	$ 30,091	$ 28,949

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt	$ 1,064	$ 252
Accounts payable	1,563	1,587
Due to unconsolidated affiliate	60	-
Income taxes payable	-	9
Trading-related payables	3,328	3,211
Derivative trading instruments	1,974	2,304
Commodities sold with agreement to repurchase	500	537
Dividends and interest payable	145	145
Regulatory balancing accounts, net	481	332
Fixed-price contracts and other derivatives	62	87
Current portion of long-term debt	7	681
Other	1,210	1,197
Current liabilities of continuing operations	10,394	10,342
Current liabilities of discontinued operations	-	7
Total current liabilities	10,394	10,349
Long-term debt	4,553	4,525

Deferred credits and other liabilities:
Due to unconsolidated affiliate	102	162
Customer advances for construction	153	126
Pension and other postretirement benefit obligations, net of plan assets	434	609
Deferred income taxes	531	412
Deferred investment tax credits	61	67
Regulatory liabilities arising from removal obligations	2,522	2,330
Asset retirement obligations	1,129	1,128
Other regulatory liabilities	265	221
Fixed-price contracts and other derivatives	332	358
Deferred credits and other	949	961
Total deferred credits and other liabilities	6,478	6,374
Preferred stock of subsidiaries	179	179
Minority interests	148	11
Shareholders' equity	8,339	7,511
Total liabilities and shareholders' equity	$ 30,091	$ 28,949

As a result of the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage, these operations have been reflected above as discontinued operations in all periods presented.

SEMPRA ENERGY
Table C

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
	Years ended
	December 31,
(Dollars in millions)	2007	2006

Cash Flows from Operating Activities:
Net income	$ 1,099	$ 1,406
Adjustments to reconcile net income to net cash provided by
operating activities:
Discontinued operations	26	(315)
Depreciation and amortization	686	657
Gains on sale of assets, net	(6)	(1)
Impairment losses	5	9
Deferred income taxes and investment tax credits	149	77
Noncash rate-reduction bond expense	55	60
Equity in income of unconsolidated subsidiaries	(90)	(156)
Other	41	38
Quasi-reorganization resolution	-	12
Net changes in other working capital components	25	(183)
Changes in other assets	22	20
Changes in other liabilities	79	42
Net cash provided by continuing operations	2,091	1,666
Net cash used in discontinued operations	(3)	(37)
Net cash provided by operating activities	2,088	1,629

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(2,011)	(1,907)
Proceeds from sale of assets from continuing operations	103	40
Expenditures for investments	(121)	(257)
Distributions from investments	18	104
Purchases of nuclear decommissioning and other trust assets	(646)	(546)
Proceeds from sales by nuclear decommissioning and other trusts	613	503
Dividends received from unconsolidated affiliates	-	431
Other	(29)	(27)
Net cash used in continuing operations	(2,073)	(1,659)
Net cash provided by discontinued operations	-	793
Net cash used in investing activities	(2,073)	(866)

Cash Flows from Financing Activities:
Common dividends paid	(316)	(283)
Issuances of common stock	40	97
Repurchases of common stock	(185)	(37)
Issuance of long-term debt	404	552
Payments on long-term debt	(1,072)	(263)
Increase (decrease) in short-term debt, net	812	(791)
Financing transaction related to Sempra Financial	-	83
Other	21	28
Net cash used in continuing operations	(296)	(614)
Net cash provided by discontinued operations	-	2
Net cash used in financing activities	(296)	(612)

Increase (decrease) in cash and cash equivalents	(281)	151
Cash and cash equivalents, January 1	920	769
Cash assumed in connection with FIN 46(R) initial consolidation	29	-
Cash and cash equivalents, December 31	$ 668	$ 920

As a result of the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage, these operations have been reflected above as discontinued operations in all periods presented.

SEMPRA ENERGY
Table D

BUSINESS UNIT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions)	2007	2006	2007	2006
Net Income	(unaudited)
Sempra Utilities:
San Diego Gas & Electric	$ 47	$ 55	$ 283	$ 237
Southern California Gas	58	55	230	223
Total Sempra Utilities	105	110	513	460

Sempra Global:
Sempra Commodities	186	214	499	504
Sempra Generation*	40	53	162	375
Sempra Pipelines & Storage*	14	(223)	64	(165)
Sempra LNG	(19)	(7)	(46)	(42)
Total Sempra Global	221	37	679	672

Parent & Other	(38)	(18)	(67)	(41)

Continuing Operations	288	129	1,125	1,091

Discontinued Operations, Net of Income Tax	1	(4)	(26)	315

Consolidated Net Income	$ 289	$ 125	$ 1,099	$ 1,406

* Excludes amounts now classified as discontinued operations.

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions)	2007	2006	2007	2006
Capital Expenditures and Investments	(unaudited)
Sempra Utilities:
San Diego Gas & Electric	$ 235	$ 190	$ 714	$ 1,070
Southern California Gas	157	129	457	413
Total Sempra Utilities	392	319	1,171	1,483

Sempra Global:
Sempra Commodities	15	10	64	53
Sempra Generation	5	3	13	40
Sempra Pipelines & Storage	187	202	367	414
Sempra LNG	152	153	498	619
Total Sempra Global	359	368	942	1,126

Parent & Other	7	10	19	(445)	(1)

Consolidated Capital Expenditures and Investments	$ 758	$ 697	$ 2,132	$ 2,164

(1) Reflects the transfer of the Palomar plant to SDG&E from Sempra Generation.

As a result of the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage, these operations have been reflected above as discontinued operations in all periods presented.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended			Years ended
	December 31,			December 31,
SEMPRA UTILITIES	2007	2006		2007	2006

Revenues (Dollars in millions)
SDG&E (excludes intercompany sales)	$ 765	$ 692		$ 2,839	$ 2,770
SoCalGas (excludes intercompany sales)	$ 1,094	$ 1,017		$ 4,214	$ 4,129

Gas Sales (Bcf)	114	110		404	402
Transportation and Exchange (Bcf)	145	127		566	546
Total Deliveries (Bcf)	259	237		970	948

Total Gas Customers (Thousands)				6,531	6,468

Electric Sales (Millions of kWhs)	4,198	3,939		17,045	16,836
Direct Access (Millions of kWhs)	819	821		3,220	3,390
Total Deliveries (Millions of kWhs)	5,017	4,760		20,265	20,226

Total Electric Customers (Thousands)				1,365	1,355

SEMPRA GENERATION
Power Sold (Millions of kWhs)	5,613	5,734	(1)	20,856	19,760	(1)

(1)	Revised to exclude the Twin Oaks, Coleto Creek and Topaz power plants.

SEMPRA PIPELINES & STORAGE
(Represents 100% of these subsidiaries, although only the Mexican subsidiaries are 100% owned by Sempra Energy.)
Natural Gas Sales (Bcf)
Argentina	79	70		320	278
Mexico	11	10		46	44
Chile	-	-		1	2
Natural Gas Customers (Thousands)
Argentina				1,603	1,542
Mexico				96	101
Chile				39	39
Electric Sales (Millions of kWhs)
Peru	1,278	1,620		5,078	5,108
Chile	632	762		2,500	2,324
Electric Customers (Thousands)
Peru				809	788
Chile				549	534

SEMPRA ENERGY
Table E (Continued)

SEMPRA COMMODITIES

	Three months ended December 31,			Years ended December 31,
Margin* (Dollars in millions)	2007	2006		2007	2006
Geographical:
North America	$ 422	$ 474		$ 1,202	$ 1,313
Europe/Asia	120	173		359	325
Total	$ 542	$ 647		$ 1,561	$ 1,638

Product Line:
Gas	$ 234	$ 362		$ 570	$ 792
Power	170	104		460	431
Oil - Crude & Products	46	85		195	198
Metals	88	60		292	138
Other	4	36		44	79
Total	$ 542	$ 647		$ 1,561	$ 1,638

* Margin is a non-GAAP financial measure, consisting of operating revenues less cost of sales (primarily transportation and storage costs), both GAAP financial measures, reduced by certain transaction-related execution costs (primarily brokerage and other fees) and net interest income/expense, as follows:

	Three months ended December 31,			Years ended December 31,
(Dollars in millions)	2007	2006		2007	2006
Revenues	$ 773	$ 1,078		$ 2,674	$ 3,256
Cost of sales	(192)	(395)		(988)	(1,468)
	581	683		1,686	1,788
Other related costs	(39)	(36)		(125)	(150)
Margin	$ 542	$ 647		$ 1,561	$ 1,638

	Three months ended December 31,			Years ended December 31,
Effect of EITF 02-3 (Dollars in millions)	2007	2006		2007	2006
Mark-to-Market Earnings *	$ 139	$ 158		$ 494	$ 487
Effect of EITF 02-3 **	47	56		5	17
GAAP Net Income	$ 186	$ 214		$ 499	$ 504

* Represents earnings from the fair market value of all commodities transactions.  This metric is a useful measurement of profitability because it simultaneously recognizes changes in the various components of transactions and reflects how the business is managed.

** Consists of the income statement effect of not recognizing changes in the fair market value of certain physical inventories, capacity contracts for transportation and storage, and derivative hedging activities related to synthetic fuels tax credits.

	Fair
	Market Value	Scheduled Maturity (in months)
Net Unrealized Revenue (Dollars in millions)	December 31, 2007	0 - 12	13 - 24	25 - 36	> 36

OTC Fair Value of forwards, swaps and options (1)	$ 1,381	$ 1,074	$ 95	$ 23	$ 189

Maturity of OTC Fair Value - Cumulative Percentages		77.8%	84.6%	86.3%	100.0%

Exchange Contracts (2)	(178)	(274)	118	(7)	(15)
Total Net Unrealized Revenue at December 31, 2007	$ 1,203	$ 800	$ 213	$ 16	$ 174

Net Unrealized Revenue - Cumulative Percentages		66.5%	84.2%	85.5%	100.0%

(1) The present value of unrealized revenue to be received or (paid) from outstanding OTC contracts
(2) Cash received or (paid) associated with open Exchange Contracts

	December 31,	December 31,
Credit Quality of Unrealized Trading Assets (net of margin)	2007	2006
Commodity Exchanges	9%	13%
Investment Grade	54%	57%
Below Investment Grade	37%	30%

	Three months ended December 31,			Years ended December 31,
Risk Adjusted Performance Indicators (Mark-to-Market Basis)	2007	2006		2007	2006
VaR at 95% (Dollars in millions) (1)	$ 16.5	$ 17.3		$ 13.9	$ 16.2
VaR at 99% (Dollars in millions) (2)	$ 23.3	$ 24.3		$ 19.7	$ 22.8

(1) Average Daily Value-at-Risk for the period using a 95% confidence level
(2) Average Daily Value-at-Risk for the period using a 99% confidence level

	Three months ended December 31,			Years ended December 31,
Physical Statistics	2007	2006		2007	2006
Natural Gas (Bcf/Day)	15	12.2		13.4	12.0
Electric (Billions of kWhs)	141.4	125.5		519.1	475.5
Oil & Liquid Products (Millions Bbls/Day)	0.7	0.7		0.7	0.7